CONFIDENTIAL AND BINDING

LICENSE AGREEMENT

This License Agreement ("Agreement") dated and effective as of the 28th day of June, 2000 ("Effective Date"), is by and between the following parties:

  Stryker Corporation, a corporation organized under the laws of the State of Michigan having its principal office at 2725 Fairfield Road, Kalamazoo, MI 49002, on its own behalf and on behalf of its Affiliates ("Stryker"); and

  ArthroCare Corporation, a corporation organized under the laws of the State of Delaware having its principal office at 595 North Pastoria Avenue, Sunnyvale, California 94086, on its own behalf and on behalf of its Affiliates ("ArthroCare").

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms, when used with initial capital letters, shall have the meanings set forth below.

1.1 "Ablation Product(s)" shall mean * * *

1.2 * * *

1.3 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party hereto. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least 50% of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding definition, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.4 "ASP" means * * *

1.5 "Calendar Quarter" is the usual and customary Stryker calendar quarter, used for internal accounting purposes.

1.6 "Change in Control" shall mean (i) the sale, lease, exchange or other transfer,

directly or indirectly, of substantially all of the assets of one of the parties or the divisions or subsidiaries of the parties, such as Stryker Endoscopy, operating under the license hereof (in one transaction or in a series of related transactions) to one or more persons or entities that are not affiliates of that party; (ii) the approval by the shareholders of one of the parties of any plan or proposal for its liquidation, voluntary bankruptcy, or dissolution; or (iii) a merger or consolidation of one of the parties if the shareholders of that party immediately prior to the effective date of such merger or consolidation have beneficial ownership, immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing fifty percent (50%) or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors.

1.7 "Controller(s)" shall mean a radio frequency power supply that operates at any frequency between 10Khz and 20Mhz.

1.8 "Disposable Product(s)" shall mean medical instruments and components of such medical instruments which may have one or more electrode(s) and electrical connection(s) for coupling the electrode(s) to a Controller(s).

1.9 "Distributed" shall mean sold, placed, given, supplied or otherwise provided to any person or entity that is not an Affiliate of Stryker (or ArthroCare) regardless of whether Stryker (or ArthroCare) receives any monetary or other compensation for such distribution. * * *

1.10 "Field of Use" shall mean * * *

1.11 "Licensed Patent Rights" will mean all issued U.S. and foreign patents and pending patent applications, * * * including all priority applications, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions and all foreign counterparts thereof. The Licensed Patent Rights specifically include all patents and patent applications listed in Schedule A. ArthroCare believes that Schedule A is a complete listing of Patent Rights as of the Effective Date and any omissions from Exhibit A will be deemed to be inadvertent and will not be deemed a material breach of the Agreement.

1.12 "Licensed Product(s)" shall mean any Controller or Disposable Product within the scope of a Valid Claim, * * * For purposes of this Agreement only, the Stryker products attached as Schedule B hereto shall be deemed Licensed Products * * * Nothing in this Agreement shall limit the Licensed Products to those identified in Schedule B.

1.13 * * *

1.14 "Net Sales" shall mean the invoice prices of Licensed Products sold by Stryker or Affiliates (or ArthroCare or Affiliates) to unaffiliated third parties (including sales made in connection with clinical trials unless exempt under 35 U.S.C. 271(e)(1)), less, to the extent included in such invoice price the total of: (1) ordinary and customary trade, quantity or cash discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance, transportation and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) sales, use, tariff and other excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the fair market value of all other consideration received by Stryker (or ArthroCare) in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form. Net Sales of Licensed Products outside of the United States only shall be determined in accordance with Article 3.7. For purposes of calculating Net Sales, transfer to an Affiliate for end use (but not resale) by the Affiliate shall be treated as sales by Stryker (or ArthroCare) at the average invoice price for the Calendar Period of Licensed Products sold by Stryker (or ArthroCare) to unaffilitated third parties as calculated above.

1.15 "The Parties" to this Agreement are ArthroCare and Stryker.

1.16 "RF" shall mean radiofrequency.

1.17 * * *

1.18 "Valid Claim" is an unexpired issued claim of a patent within the Licensed Patent Rights that has not been held invalid or unenforceable by a final decision of a court or other governmental agency of competent jurisdiction, which final decision is not appealable or appealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable by the patent owner or its successors or assigns through reissue or disclaimer.

ARTICLE 2 - ARTHROCARE LICENSE AND OPTION GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, ArthroCare grants to Stryker a * * *, non-exclusive worldwide license * * * under the Licensed Patent Rights to make, have made, market, use, import, distribute, sell, have sold, and offer for sale the Licensed Products solely in the Field of Use.

2.2 Option Grant. Subject to the terms and conditions of this Agreement, ArthroCare grants to Stryker an option for a * * * license (without the right to sublicense) under the Licensed Patent Rights to make, have made, market, use, import, distribute, sell, have sold and offer for sale Licensed Products * * * This option may be exercised by Stryker in writing no sooner than * * *. In such event, Stryker and ArthroCare will negotiate in good faith a separate * * *. In addition, if at the time that Stryker exercises its option for * * *

2.3 Change in Control. If there is a Change in Control in * * *, the option granted in Article 2.2 shall * * *

2.4 No Implied Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

ARTICLE 3 - PAYMENTS

3.1 License Fee. In consideration for the license and other rights granted to Stryker under this Agreement, within seven (7) business days of the Effective Date, Stryker will pay ArthroCare * * * as a non-refundable license fee.

3.2 Royalty Payments. In further consideration for the license and other rights granted to Stryker under this Agreement, Stryker shall pay ArthroCare, on a quarterly basis pursuant to Article 4.1, below, royalties for the term of the license granted in Article 2 (or for such other period of time as may otherwise be specified in this Agreement) as follows:

a. Stryker shall pay ArthroCare a royalty of * * * of Stryker's Net Sales worldwide of the Licensed Products that are * * * in the Field of Use.

b. Stryker shall pay ArthroCare a royalty of * * * of Stryker's Net Sales worldwide of the Licensed Products that are * * * in the Field of Use.

c. Notwithstanding anything to the contrary in Articles 3.2(a) and (b), Stryker shall pay ArthroCare a royalty of * * * in the Field of Use.

d. * * *

e. * * *

No multiple royalties shall be payable because a Licensed Product is covered by more than one of the patents within the Licensed Patent Rights or more than one Valid Claim within the Licensed Patent Rights If a product falls within the definition of a * * *, the royalties due and payable hereunder are only the royalties due for * * *. However, if ArthroCare chooses to manufacture and sell * * *

3.3 Minimum Royalty Payments. Stryker shall not have any annual minimum royalty obligations under this Agreement.

3.4 Royalty Adjustments. On or before the * * * day following the end of each Calendar Quarter, ArthroCare will compute * * * ArthroCare will provide Stryker with * * *

* * *

* * *

* * *

* * *

3.5 Payment in U.S. Dollars. Royalties and the license fee shall be paid in United States Dollars. In the event Stryker receives payment for Licensed Products in a currency other than U.S. dollars, the payment payable by Stryker to ArthroCare shall be computed using the identical U.S. revenue that Stryker reports, or would report, to the Securities and Exchange Commission ("SEC") for such payments.

3.6 Place for Payment. The payment of royalties and the license fee shall be made payable to ArthroCare Corporation, and sent to the following address: ArthroCare Corporation, Attn. Christine Hänni, Vice President, Finance and CFO, 595 North Pastoria Avenue, Sunnyvale, CA 94085-2936 or such address or individual as ArthroCare provides Stryker in writing under Article 15.4 below.

3.7 International Sales. For the purposes of calculating Stryker's Net Sales of Licensed Products outside of the United States only, Stryker will use the following formula for each Calendar Quarter (this formula shall be computed separately for each of the following product categories: * * *

* * *

* * *

For the purposes of the above calculation in Article 3.7 only, * * *

ARTICLE 4 - RECORD KEEPING AND REPORTS

4.1 Stryker shall keep accurate books and records of Stryker's Net Sales of the Licensed Product, and of all payments due ArthroCare hereunder. Stryker shall deliver to ArthroCare written reports of Stryker's Net Sales of the Licensed Products (including number of units Distributed by Stryker and revenue received) during the preceding Calendar Quarter on or before the * * * day following the end of each Calendar Quarter. Such report shall include a summary of the units Distributed by Stryker and revenue received for the relevant time period on a product-by-product basis and shall be accompanied by the monies due for such reported Calendar Quarter.

4.2 ArthroCare shall have the right at its own expense, after * * * days advance written notice to Stryker to nominate an independent accountant. The independent accountant shall have access to Stryker's books and records during reasonable business hours for the sole purposes of auditing the royalty reports (and supporting books and records) and verifying the royalties payable as provided for in this Agreement for the three preceding calendar years. This right may not be exercised more than once with respect to any calendar year. During the inspection, the independent accountant shall solicit or receive only information relating solely to the accuracy of the royalty report and the royalty payments made according to this Agreement. Although the fees and expenses of such inspection/audit shall initially be borne by ArthroCare, if an underpayment in royalties of more than * * * of the total royalties due to ArthroCare hereunder for any Calendar Quarter is discovered, then such fees and expenses shall be borne by Stryker, and Stryker shall promptly pay ArthroCare any such delinquent royalty amounts with interest thereon at the prime rate reported by the Bank of America, San Francisco, plus * * *, computed from the date such royalty amounts were due until the date Stryker pays such royalty amounts.

4.3 ArthroCare shall keep accurate books and records of * * *, as discussed above in Article 3.4. If the * * *, then ArthroCare shall send a royalty adjustment report to Stryker detailing the * * * on or before the * * * day following the end of the Calendar Quarter.

4.4 Stryker shall have the right at its own expense, after * * * days advance written notice to ArthroCare, to nominate an independent accountant. The independent accountant shall have access to ArthroCare's books and records during reasonable business hours for the sole purposes of auditing the royalty adjustment reports (and supporting books and records) and verifying * * * as provided for in this Agreement for the three preceding calendar years. This right may not be exercised more than once with respect to any calendar year. During the inspection, the independent accountant shall solicit or receive only information relating solely to the accuracy of the royalty adjustment report. Although the fees and expenses of such inspection/audit shall initially be borne by Stryker, if an overpayment in royalties of more than * * * of the total royalties due to ArthroCare hereunder for any Calendar Quarter is discovered, then such fees and expenses shall be borne by ArthroCare, and ArthroCare shall promptly pay Stryker any such overpayment in royalty amounts with interest thereon at the prime rate reported by the Bank of America, San Francisco, plus * * *, computed from the date such royalty amounts were due until the date ArthroCare pays such royalty amounts.

ARTICLE 5 - INTELLECTUAL PROPERTY

5.1 Enforcement. If either party hereto becomes aware that any Licensed Patent Rights in the Field of Use are being or have been infringed by any third party, such party shall promptly notify the other party hereto. ArthroCare shall have the sole right (but not the obligation) to bring suit to abate any infringement or misappropriation of the Licensed Patent Rights in the Field of Use, using counsel of its choice..

5.2 Patent Prosecution. ArthroCare shall be responsible for and control the prosecution of all patent applications under the Licensed Patent Rights and the maintenance of all patents under the Licensed Patent Rights, using patent counsel of its own choice. Prosecution and maintenance of all patents and patent applications in the Licensed Patent Rights shall be in ArthroCare's sole discretion.

ARTICLE 6 - WARRANTIES AND REPRESENTATIONS

6.1 ArthroCare expressly warrants and represents that:

a. ArthroCare is the owner of the Licensed Patent Rights and has the right to grant the license to Stryker granted herein;

b. ArthroCare has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or other third parties, whether written, oral or implied, which would be inconsistent with the license granted herein; and
      Schedule A includes to the best of ArthroCare's knowledge all of the patents and patent applications filed as of the Effective Date within Licensed Patent Rights;

6.2 Stryker expressly warrants and represents that:

a. Stryker has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or other third parties, whether written, oral or implied, which would be inconsistent with the license granted herein.

6.3 Notwithstanding anything to the contrary herein, the parties agree that a breach of Sections 6.1 and 6.2 initially shall not be deemed to be a material breach. Upon knowledge of any such breach by one party, the non-breaching party shall notify the breaching party of the breach. The breaching party shall have a period of ninety (90) days from the date of receipt of the notice to correct the breach, at which point, if the breach has not been cured, the breach shall be deemed material. Should either party decide to submit the matter to arbitration pursuant to Article 10 herein, then the ninety-day period shall be tolled pending the outcome of the arbitration.

ARTICLE 7 - DISCLAIMER OF CERTAIN WARRANTIES AND MUTUAL RELEASE

7.1 Nothing in this Agreement is or shall be construed as:

a. A warranty or representation by any party as to the validity, enforceability or scope of any patent claim or patent within the Licensed Patent Rights; or

b. A warranty or representation by ArthroCare that anything made, used,

imported, sold, or offered for sale under the licenses granted by ArthroCare to Stryker hereunder is or will be free from infringement of any Licensed Patent Rights, foreign or domestic, or other intellectual property right of any third party and/or ArthroCare's patent rights not covered by this Agreement, except that ArthroCare warrants or represents that the Stryker products listed in Schedule B are free from infringement of any ArthroCare patent rights not covered by this Agreement and within the Field of Use; or

c. An obligation of ArthroCare to bring or prosecute actions or suits against third parties for infringement of the Licensed Patent Rights; or

d. Granting, by implication, estoppel, or otherwise, any licenses or rights to Stryker under patents or other rights of ArthroCare or third parties other than as expressly provided herein, regardless of whether such patents or other rights are dominant or subordinate to any patents or applications within the Licensed Patent Rights.

7.2 ARTHROCARE MAKES NO WARRANTIES WITH RESPECT TO ANY OF THE LICENSED PRODUCTS, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ARTHROCARE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

7.3 Each party hereby absolutely and unconditionally releases and forever discharges the other party from any and all actions, suits, claims, demands or liabilities, whether liquidated or unliquidated, absolute or contingent, know or unknown, and whether related or unrelated to the present Licensed Patent Rights, which each party has ever had, presently has , or now, claims up to the Effective Date of this Agreement against the other party.

ARTICLE 8 - LIMITATION OF LIABILITY

8.1 NO PARTY WILL BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, (B) ANY LOST PROFITS OR LOST BUSINESS OR (C) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

ARTICLE 9 - TERM AND TERMINATION

9.1 The licenses granted under Article 2, and the payment obligations under Article 3, shall remain in effect until the expiration or termination of the last-to-expire patent within the Licensed Patent Rights.

9.2 Stryker or ArthroCare may terminate this Agreement upon ninety (90) days prior written notice to the other party for any material breach or default of such other party of any material provision of this Agreement. Such written notice shall set forth a description of such material breach. Subject to the provisions of Article 10 below, such termination shall become effective at the end of the ninety (90) day period unless during such period the party in breach or default cures such breach or default. From the date one Party notifies the other it wishes to commence an arbitration proceeding or a mediation under Article 10, until such time as the matter has been finally settled through mediation or by arbitration, the running of the time period referred to herein, as to which a party must cure a breach, shall be suspended as to the subject matter of the dispute. This Agreement will remain in full force and effect during any ninety (90) day cure period and/or during any such mediation or arbitration.

9.3 If this Agreement is terminated for cause under Article 9.2, then the license and option granted under Article 2 and the payment obligations under Article 3 shall be terminated.

9.4 Articles 4.2, 4.4, 6, 7, 8, 9.4, 10 and 11 shall survive the termination or expiration of this Agreement.

ARTICLE 10 - BINDING ARBITRATION

10.1 Any dispute, claim or controversy arising from or related in any way to this Agreement or to the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to final and binding arbitration pursuant under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by one (1) arbitrator, who shall be a former federal court judge, in Santa Clara County, California; provided, however, that California Code of Civil Procedure ß 1283.05 shall apply to any such proceeding. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty (30) days of the completion of the arbitration. Such arbitration shall be concluded within nine (9) months following the filing of the initial request for arbitration.

10.2 The Parties agree that the arbitration hearings, the award, and the written opinion will be kept confidential. The arbitrator(s) shall issue appropriate protective orders to safeguard The Parties' confidential information. Each Party to this Agreement hereby knowingly and voluntarily waives its right to trial by jury of any dispute, claim or controversy arising from or related in any way to this Agreement or to the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise.

10.3 Each Party to this Agreement hereby knowingly and voluntarily waives any claim to punitive or exemplary damages from another Party as part of any dispute, claim or controversy arising from or related in any way to this Agreement or to the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise. This waiver includes any claim to increased damages premised on an allegation of willful patent infringement. Each Party to this Agreement is hereby precluded from requesting or receiving such damages in any arbitration proceeding under this Article.

10.4 Each Party to this Agreement hereby knowingly and voluntarily waives any right to seek or receive injunctive relief as part of any dispute, claim or controversy arising from or related in any way to this Agreement or to the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise. Each Party to this Agreement is hereby precluded from requesting or receiving injunctive relief in any arbitration proceeding under this Article.

10.5 The Parties agree that there is no right of appeal from the final decision of the arbitrator(s). Each Party to this Agreement acknowledges that the final decision of the arbitrator(s) shall be binding upon The Parties, and hereby knowingly and voluntarily waives any right to appeal the decision of the arbitrator(s) to the federal or state courts. The decision of the arbitrator(s) may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act.

10.6 The United States District Court for the jurisdiction in which the arbitration is held may enter judgment upon any award rendered under this Article to ensure that the award is enforceable against The Parties. The Parties consent to the jurisdiction of that United States District Court for the enforcement of this Agreement and for the entry of judgment on any award. In the event that such Court lacks jurisdiction, then any court having jurisdiction of this matter may enforce this Article and enter judgment upon any award rendered under this Article.

10.7 The Parties agree that the Party initiating arbitration under this Article shall initially pay all costs of the arbitration (except the costs and attorney fees of the other Parties to the arbitration). The Parties further agree that the losing Party in arbitration under this Article will be responsible for the prevailing Party's reasonable costs, including all costs of the arbitration. The written opinion rendered by the arbitrator(s) under clause 10.1 will include a determination as to which Party (if any) is to be considered the "prevailing Party" for the purposes of this Article. If there is no "prevailing Party," then each Party will bear its own costs, and the costs of the arbitration paid by the Party initiating the arbitration shall be shared equally. Each party shall bear its own attorney fees.

10.8 The arbitrator(s) shall be bound by the express terms of this Agreement, and may not amend or modify such terms in any manner. Any award rendered by the arbitrator(s) shall be consistent with the terms of this Agreement, and such terms herein shall control the rights and obligations of the parties.

10.9 Any dispute controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The Parties shall agree upon the place of the Mediation once the mediator is selected. The Mediation shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

10.10 The mediator shall be neutral, independent, disinterested and shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators and will be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. The Parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list. The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under Article 10.1, above, be delayed more than 45 days by the mediation process specified herein absent contrary agreement.

10.11 Each Party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendancy of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either Party during the mediation may be used by the other Party during any subsequent arbitration or other proceeding. From the date one party notifies the other it wishes to commence an arbitration proceeding or a mediation, until such time as the matter has been finally settled through mediation or by arbitration the running of the time period referred to in Article 9.2 above, as to which a party must cure a breach shall be suspended as to the subject matter of the dispute.

ARTICLE 11 - MISCELLANEOUS

11.1 Marketing Obligations. ArthroCare acknowledges that Stryker has no affirmative obligation to market or sell the Licensed Products. All business decisions, including without limitation the design, manufacture, sale, price and promotion of the Licensed Products, shall be within the sole discretion of Stryker.

11.2 Confidentiality. No Party shall disclose the terms of this Agreement to an unaffiliated third party, except for legal, financial, accounting or other similar advisors who agree to keep the terms of this Agreement confidential, without the prior written approval of the other party, or as required by law or regulation. Furthermore, except as required by law or regulation, or otherwise agreed to by the parties, no party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other parties. Notwithstanding anything to the contrary herein, the Parties agree that an unintentional breach of Section 11.2 shall not be deemed to be a material breach so long as the breaching Party uses reasonable efforts to remedy or mitigate any such breach within a reasonable time after being notified of such breach.

11.3 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if by, facsimile or other telegraphic means:

In the case of ArthroCare Corporation:

ArthroCare Corporation
595 North Pastoria Avenue
Sunnyvale, California 94086
Attn: Michael A. Baker
Fax: (408) 732-2752

with a copy to:

John T. Raffle, Esq.

ArthroCare Corporation
595 North Pastoria Avenue
Sunnyvale, California 94086

Fax: (408) 530-9143

In the case of Stryker:

Curtis E. Hall or General Counsel
Stryker Corporation
2725 Fairfield Road
Kalamazoo, MI 49002

With a copy to:

William Enquist or President
Stryker Endoscopy
2590 Walsh Avenue
Santa Clara, California 95051

Such addresses may be altered by written notice given in accordance with this Article 11.3

11.4 Assignment. Any Party may assign this Agreement or any rights and obligations contemplated herein to an Affiliate or to a company acquiring substantially all of the assets, voting stock, or business of the Party (or the Affiliate to which such rights have been assigned) to which this Agreement relates, without the consent of the other Party, upon giving written notice thereof to the other Party. Upon any such assignment, the assignee shall become subject to all of the terms and conditions of this Agreement. In all other instances, no Party shall assign this Agreement or any rights granted hereunder without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective Parties hereto and their successors and assigns.

11.5 Force Majeure. Any delays in or failures of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floats; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

11.6 Relationship of Parties. The Parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the Parties a relationship of principal and agent, partners, joint venturers or employer and employee. No Party shall hold itself out to others or seek to bind or commit the other Parties in any manner inconsistent with the foregoing provisions of this Article.

11.7 Integration. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are no prior oral or written promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. The Parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

11.8 Headings. The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

11.9 Construction. The Parties agree and acknowledge that this Agreement is the product of both parties and shall not be construed against either party.

11.10 Governing Law. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the internal laws of the State of California.

11.11 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.12 Execution of Agreement in Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

This Agreement is signed as indicated below by duly authorized representatives of

ArthroCare and Stryker, respectively.

ARTHROCARE CORPORATION

Date: _____________________ By: _____________________________

Michael A. Baker

President and CEO

STRYKER CORPORATION

Date: _____________________ By: _____________________________

William R. Enquist President, Stryker Endoscopy

* * *